FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2010 RESULTS

Earnings Per Share Increased 18.8% on 12.4% Increase in Sales

Announces 23% Increase in Dividend

New York, New York, March 8, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Compared to Fourth Quarter 2009:
•	Net sales declined slightly to $112.4 million from $112.9 million; at comparable foreign currency exchange rates, net sales rose 6% for the period;
•	European-based operations generated sales of $95.5 million, off modestly from $96.3 million;
•	Sales by U.S.-based operations were up 2% to $17.0 million from $16.6 million;
•	Gross margin was 59.0% compared to 56.1%;
•	S, G & A expense as a percentage of sales was 48% compared to 42%;
•	Operating margins were 11.0% of net sales from 12.2% of net sales;
•	Net income attributable to Inter Parfums, Inc. increased 14.5% to $6.2 million as compared to $5.5 million; and,
•	Basic and diluted earnings per share increased 11.1% to $0.20 from $0.18.

Thus, net sales for the year ended December 31, 2010 increased 12.4% to a record $460.4 million from the prior year’s $409.5 million; in constant dollars, 2010 net sales rose 18%.  Net income attributable to Inter Parfums, Inc. rose 18.9% to a record $26.6 million or $0.87 per diluted share from $22.4 million or $0.74 per diluted share in 2009.

Russell Greenberg, Executive Vice President & CFO of Inter Parfums pointed out, “The economic rebound coupled with several major new product launches produced meaningful sales growth across all major prestige brands and in all geographic regions in 2010.  For our U.S.-based operations, 2010 sales growth was also spurred by the economic recovery as well as new product launches and greater international distribution of the specialty retail brands for which we develop, produce and sell product.”

He continued, “The gross margin improvement for the fourth quarter and the year is primarily due to product mix within our European-based brand assortment, as sales of higher margin, larger sized products increased, while lower margin promotional sales, including gift with purchase items, decreased.  Overall in 2010, the strength of the U.S. dollar relative to the euro provided a gross margin benefit approximating 2009’s use of foreign currency forward exchange contracts.”

Discussing European-based operations Jean Madar, Chairman of the Board and Chief Executive Officer noted, “The addition of Montblanc in mid-2010 and Boucheron near year-end has expanded the foundation upon which we expect to continue to grow our prestige business.  In the first quarter of 2011, the selective launch of the Jimmy Choo signature fragrance began, with wider distribution planned throughout the year, and come spring, Legend, our first new men’s scent under the Montblanc brand, will make its debut.  Most importantly, we are planning a launch of a new Burberry fragrance family in 2011.  Other prestige fragrance launches for 2011 include a collection for men and women under the Paul Smith brand, a seasonal scent for Lanvin and a flanker fragrance for Van Cleef & Arpels.  I am also pleased to report that Interparfums Luxury Brands is now in operation, giving us greater control over the U.S. distribution of our growing list of prestige brands.”

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Inter Parfums, Inc. News Release	Page 2
March 8, 2011

On the subject of U.S.-based operations, Mr. Madar went on to say, “In 2011, in addition to brand extensions for most of the specialty retail brands in our portfolio, new product launches are in the works or planned for later this year.  A new women’s fragrance, Wildbloom under the Banana Republic label, is now in stores.  Building upon the success of Close and Stay for women and Core for men, new scents for both men and women are planned for the Gap brand.  For our newest brands, we have our first new scents for Betsey Johnson and Nine West debuting in the fall.  Finally, our third fragrance for bebe is unveiling this summer.”

Affirms 2011 Guidance
Mr. Greenberg concluded, “We are on track to achieve our 2011 guidance which calls for sales of approximately $525.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $30.0 million or $0.98 per diluted share.  Guidance assumes the dollar remains at current levels.”

Increases Quarterly Dividend
Inter Parfums also announced that its Board of Directors has approved a 23% increase in the Company’s quarterly cash dividend to $0.08 per share, which brings the annual cash dividend to $0.32 per share, beginning with the next dividend distribution.  The Company’s regular quarterly cash dividend of $0.08 per share is payable on April 15, 2011 to shareholders of record on March 31, 2011.  Mr. Madar noted, “The decision to once again increase our dividend underscores the Board's confidence in our Company's outlook.”

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Wednesday, March 9, 2011.  Interested parties may participate in the call by dialing 201 689-8354; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

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Inter Parfums, Inc. News Release	Page 3
March 8, 2011

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
March 8, 2011
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$112,420	$112,909	$460,411	$409,464

Cost of sales	46,130	49,586	186,401	175,296

Gross margin	66,290	63,323	274,010	234,168

Selling, general and administrative expenses	53,944	47,879	217,574	187,690
Impairment of goodwill	—	1,677	—	1,677

Income from operations	12,346	13,767	56,436	44,801

Other expenses (income):
Interest expense	489	455	2,116	2,647
(Gain) loss on foreign currency	(303)	1,583	2,132	(3,212)
Interest and dividend income	(675)	(237)	(1,652)	(982)

	(489)	1,801	2,596	(1,547)

Income before income taxes	12,835	11,966	53,840	46,348

Income taxes	4,502	4,427	18,165	16,190

Net income	8,333	7,539	35,675	30,158

Less: Net income attributable to the noncontrolling interest	2,094	2,088	9,082	7,791

Net income attributable to Inter Parfums, Inc.	$6,239	$5,451	$26,593	$22,367

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders’:
Basic	$0.20	$0.18	$0.88	$0.74
Diluted	$0.20	$0.18	$0.87	$0.74

Weighted average number of shares outstanding:
Basic	30,446	30,109	30,361	30,100
Diluted	30,605	30,189	30,482	30,121

Inter Parfums, Inc. News Release	Page 5
March 8, 2011

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$37,548	$100,467
Short-term investments	49,391	—
Accounts receivable, net	97,593	101,334
Inventories	109,840	85,428
Receivables, other	3,688	3,229
Other current assets	4,635	8,090
Deferred tax assets	7,230	4,088
Total current assets	309,925	302,636
Equipment and leasehold improvements, net	11,207	9,191
Trademarks, licenses and other intangible assets, net	111,402	101,799
Goodwill	3,654	3,927
Other assets	1,917	1,535
Total assets	$438,105	$419,088
Liabilities and Equity
Current liabilities:
Loans payable – banks	$5,250	$5,021
Current portion of long-term debt	11,090	11,732
Accounts payable - trade	52,694	48,138
Accrued expenses	47,413	37,440
Income taxes payable	7,905	1,646
Dividends payable	1,979	996
Total current liabilities	126,331	104,973
Deferred tax liability	6,789	8,840
Long-term debt, less current portion	5,039	17,862
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 30,445,881 and 30,171,952 shares at December 31, 2010 and 2009, respectively	30	30
Additional paid-in capital	48,887	45,126
Retained earnings	205,453	186,611
Accumulated other comprehensive income	14,757	28,022
Treasury stock, at cost, 10,009,492 and 10,056,966 common shares at December 31, 2010 and 2009, respectively	(34,151)	(33,043)
Total Inter Parfums, Inc. shareholders’ equity	234,976	226,746
Noncontrolling interest	64,970	60,667
Total equity	299,946	287,413
Total liabilities and equity	$438,105	$419,088